Exhibit 99

NEWS RELEASE

Ingredion Incorporated Westbrook Corporate Center Westchester, IL 60154	CONTACTS: Investors: Tiffany Willis, 708-551-2592 Media: Becca Hary, 708-551-2602

Ingredion Incorporated Reports Second Quarter 2020 Results

•	Second quarter 2020 reported and adjusted EPS* were $0.98 and $1.12, respectively, compared with $1.56 and $1.66 in the second quarter 2019, respectively
•	Year-to-date 2020 reported and adjusted EPS were $2.08 and $2.72, respectively, compared with $3.04 and $3.19 in the year-ago period, respectively
•	Completion of PureCircle acquisition on July 1 expands the Company’s on-trend and sustainable solutions in sugar reduction with stevia sweeteners and natural flavors
•	Continued strong progress on Cost Smart program enables Company to increase run-rate savings target by $20 million to $170 million by 2021

WESTCHESTER, Ill., August 4, 2020 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food manufacturing industry, today reported results for the second quarter 2020. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2020 and 2019, include items that are excluded from the non-GAAP financial measures that the Company presents.

“As an essential business in the food supply chain, we quickly adapted to meet the changing needs of our customers due to fluctuations in consumer demand resulting from COVID-19 lockdowns and restrictions around the globe,” stated Jim Zallie, Ingredion’s president and chief executive officer. “During the quarter, we experienced the significant decline in away-from-home consumption that impacted global demand for ingredients, primarily in April and May. Since then, we have seen sequential improvement in June and July, as the restrictions ease and consumer mobility increases.”

“We remain focused on optimizing for the new reality, working virtually with customers to co-create, and taking advantage of opportunities to drive simplification and efficiencies in our business. As a result, we raised our Cost Smart savings target from $150 million to $170 million by 2021. We also strengthened our balance sheet and lowered our future financing costs through a $1 billion senior notes offering,” continued Zallie.

“With the completion of our acquisition of PureCircle, a global leader in the stevia natural sweetener space, we continued to advance our long-term strategies for driving specialties growth. In addition, we commenced an $85 million expansion investment in China, one of the largest and fastest growing starch markets, to further grow our starch-based texturizer platform. We will continue to pursue M&A opportunities while remaining disciplined in our capital allocation approach.”

*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income, adjusted effective income tax rate and adjusted cash flow from operations are non-GAAP financial measures. See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

INGREDION REPORTS SECOND QUARTER 2020 RESULTS – Page 2

“Despite the uncertainty that lies ahead, I am confident that with our talented and dedicated employees, the actions we are taking are the right ones to innovate for customers, deliver quality ingredients and solutions, and emerge from this pandemic better positioned for success,” concluded Zallie.

Diluted Earnings Per Share (EPS)

	2Q19	2Q20	YTD19	YTD20
Reported EPS	$1.56	$0.98	$3.04	$2.08
Impairment/Restructuring Costs	$0.10	$0.12	$0.15	$0.28
Acquisition/Integration Costs	-	$0.03	$0.01	$0.03
Discrete Tax Item	-	-	$(0.01)	$0.32
Adjusted EPS**	$1.66	$1.12	$3.19	$2.72

Estimated factors affecting change in reported and adjusted EPS

	2Q20	YTD20
Margin	(0.09)	0.02
Volume	(0.35)	(0.38)
Foreign exchange	(0.08)	(0.13)
Other income	(0.03)	(0.04)
Total operating items	(0.55)	(0.53)
Other non-operating income	0.01	0.03
Financing costs	(0.03)	0.01
Shares outstanding	-	(0.01)
Tax rate	0.03	0.03
Total non-operating items	0.01	0.06
Total items affecting EPS**	(0.54)	(0.47)

**Totals may not foot due to rounding

INGREDION REPORTS SECOND QUARTER 2020 RESULTS – Page 3

Financial Highlights

•	At June 30, 2020, total debt and cash and short-term investments were $2.6 billion and $1.0 billion, respectively, versus $1.8 billion and $268 million, respectively, at December 31, 2019. The increase in total debt and cash and short-term investments was primarily due to the Company's sale of $1.0 billion of senior notes in the second quarter 2020. On July 9, 2020, the Company applied net proceeds of the new debt issuance to redeem in full $400 million of the November 2020 senior notes.
•	Net financing costs were $19 million, or $3 million higher in the second quarter from the year-ago period. This increase resulted from foreign exchange losses compared to the gains from the same year-ago period, partially offset by lower net interest expense due to lower interest rates.

•	Reported and adjusted effective tax rates for the quarter were both 28.7 percent, compared to reported and adjusted effective tax rates of 29.6 percent each from the year-ago period. The decrease in reported and adjusted tax rates resulted from a reduction in the Company’s U.S. global intangible low-taxed income.
•	Year-to-date capital expenditures were $175 million, up $19 million from the year-ago period.
•	On July 1, 2020, the Company closed its previously announced acquisition of PureCircle for a total cash payment of $222 million.

Business Review

Total Ingredion

$ in millions	2019 Net Sales	FX Impact	Volume	Price/mix	2020 Net Sales	% change	% change excl. FX
Second quarter	1,550	-59	-183	41	1,349	-13%	-9%
Year-to-Date	3,086	-100	-178	84	2,892	-6%	-3%

Reported Operating Income

$ in millions	2019 Net Sales	FX Impact	Business Drivers	Acquisition/ Integration	Restructuring / Impairment	2020 Net Sales	% change	% change excl. FX
Second quarter	168	-7	-44	-2	-2	113	-33%	-29%
Year-to-Date	329	-12	-38	-1	-12	266	-19%	-15%

Adjusted Operating Income

$ in millions	2019 Net Sales	FX Impact	Business Drivers	2020 Net Sales	% change	% change excl. FX
Second quarter	178	-7	-44	127	-29%	-25%
Year-to-Date	344	-12	-38	294	-15%	-11%

INGREDION REPORTS SECOND QUARTER 2020 RESULTS – Page 4

Net Sales

•	Second quarter and year-to-date net sales were down from the year-ago period. The decrease was primarily driven by sales volume declines in North America and South America. Excluding foreign exchange impacts, net sales were down 9 percent and 3 percent for the quarter and year-to-date, respectively.

Operating income

•	Reported and adjusted operating income for the quarter were $113 million and $127 million, respectively, decreases of 33 percent and 29 percent, respectively, from the year-ago period. The decreases were largely attributable to North America and South America. Excluding foreign exchange impacts, reported and adjusted operating income were down 29 percent and 25 percent, respectively, from the same period last year.

•	Year-to-date reported and adjusted operating income were $266 million and $294 million, respectively, decreases of 19 percent and 15 percent, respectively, from the year-ago period. The decreases were largely attributable to North America. Excluding foreign exchange impacts, reported and adjusted operating income were down 15 percent and 11 percent, respectively, from the same period last year.
•	Second quarter and year-to-date reported operating income was lower than adjusted operating income by $14 million and $28 million, respectively, due to asset closures and restructuring costs related to Cost Smart.

North America

Net Sales

$ in millions	2019 Net Sales	FX Impact	Volume	Price/mix	2020 Net Sales	% change	% change excl. FX
Second quarter	977	-4	-142	17	848	-13%	-13%
Year-to-Date	1,928	-5	-150	38	1,811	-6%	-6%

Segment Operating Income

$ in millions	2019 Net Sales	FX Impact	Business Drivers	2020 Net Sales	% change	% change excl. FX
Second quarter	139	-1	-37	101	-27%	-27%
Year-to-Date	264	-1	-37	226	-14%	-14%

Operating income

•	Second quarter operating income was $101 million, a decrease of $38 million from the year-ago period and year-to-date operating income was $226 million, a decrease of $38 million from the year-ago period. For both the quarter and year-to-date, the decrease was driven by significantly lower away-from-home consumption in the U.S. and Canada and the shutdown of brewery customers in Mexico.

South America

Net Sales

$ in millions	2019 Net Sales	FX Impact	Volume	Price/mix	2020 Net Sales	% change	% change excl. FX
Second quarter	226	-41	-26	23	182	-19%	-1%
Year-to-Date	454	-66	-13	44	419	-8%	7%

INGREDION REPORTS SECOND QUARTER 2020 RESULTS – Page 5

Segment Operating Income

$ in millions	2019 Net Sales	FX Impact	Business Drivers	2020 Net Sales	% change	% change excl. FX
Second quarter	16	-4	1	13	-19%	6%
Year-to-Date	34	-7	12	39	15%	35%

Operating income

•	Second quarter operating income was $13 million, a decrease of $3 million from the year-ago period. The decrease was largely attributable to unfavorable foreign currency impacts and stay-at-home orders negatively impacting sales volume, partially offset by favorable price/mix. Excluding foreign exchange impacts, segment operating income was up 6 percent.
•	Year-to-date operating income was $39 million, an increase of $5 million from the year-ago period due to favorable price/mix, partially offset by unfavorable foreign currency impacts. Excluding foreign exchange impacts, segment operating income was up 35 percent. Results for Argentina are accounted for in U.S. dollars under hyper-inflationary accounting.

Asia-Pacific

Net Sales

$ in millions	2019 Net Sales	FX Impact	Volume	Price/mix	2020 Net Sales	% change	% change excl. FX
Second quarter	203	-6	-8	-2	187	-8%	-5%
Year-to-Date	406	-12	-13	-5	376	-7%	-4%

Segment Operating Income

$ in millions	2019 Net Sales	FX Impact	Business Drivers	2020 Net Sales	% change	% change excl. FX
Second quarter	23	-1	-	22	-4%	-
Year-to-Date	43	-1	-	42	-2%	-

Operating income

•	Second quarter operating income was $22 million, down $1 million from the year-ago period and year-to-date operating income was $42 million, a decrease of $1 million from the year-ago period. For both the quarter and year-to-date, the decrease was largely attributable to the impact of stay-at-home orders on sales volume, partially offset by improved tapioca margins and lower operating expenses. Excluding foreign currency impacts, segment operating income was flat for both the quarter and year-to-date.

INGREDION REPORTS SECOND QUARTER 2020 RESULTS – Page 6

Europe, Middle East, and Africa (EMEA)

Net Sales

$ in millions	2019 Net Sales	FX Impact	Volume	Price/mix	2020 Net Sales	% change	% change excl. FX
Second quarter	144	-9	-7	4	132	-8%	-2%
Year-to-Date	298	-18	-2	8	286	-4%	2%

Segment Operating Income

$ in millions	2019 Net Sales	FX Impact	Business Drivers	2020 Net Sales	% change	% change excl. FX
Second quarter	23	-1	-1	21	-9%	-
Year-to-Date	47	-3	4	48	2%	9%

Operating income

•	Second quarter operating income was $21 million, down $2 million from the year-ago period. The decrease was largely attributable to stay-at-home orders impacting production and sales in Pakistan, partially offset by strong pricing actions and strong EMEA specialty sales volume. Excluding foreign currency impacts, segment operating income was flat.
•	Year-to-date operating income was $48 million, an increase of $1 million from a year ago. The increase was largely attributable to Pakistan pricing actions and strong EMEA specialty sales volume, partially offset by the impacts of stay-at-home orders on Pakistan production and sales volume, and negative foreign currency impacts. Excluding foreign currency impacts, segment operating income was up 9 percent.

Dividends

In May 2020, the Company maintained the quarterly dividend at $0.63 per share and paid dividends of $45 million in the second quarter and $87 million year-to-date.

2020 Outlook

Due to continued uncertainty of COVID-19 impacts, the Company cannot reasonably estimate full-year results at this time and guidance remains withdrawn.

The Company anticipates continued adverse impacts from COVID-19 on net sales across our operating segments during the second half, with recovery in sales generally correlated with easing of restrictions and increased consumer mobility. With prevailing pandemic case rates across many countries, we expect away-from-home consumption to continue to be suppressed, reducing volumes for ingredients that are formulated for food and beverages consumed away-from-home. We anticipate demand for food consumed in home to remain elevated, increasing volumes for ingredients that are part of the recipes for these meals.

INGREDION REPORTS SECOND QUARTER 2020 RESULTS – Page 7

For the full year, we expect a reported tax rate of 29 percent to 32.7 percent and an adjusted effective tax rate range of approximately 26 percent to 27 percent, excluding PureCircle.

Capital expenditures for the full year are anticipated to be between $290 million to $310 million, of which more than $100 million is being invested to drive growth.

Conference Call and Webcast Details

Ingredion will conduct a conference call today at 8 a.m. CT hosted by Jim Zallie, president and chief executive officer, and James Gray, executive vice president and chief financial officer. The call will be webcast in real time and will include a presentation accessible through the Company’s website at www.ingredion.com. The presentation will be available to download a few hours before the start of the call. A replay of the webcast will be available for a limited time at www.ingredion.com.

About the Company

Ingredion Incorporated (NYSE: INGR) headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With 2019 annual net sales over $6 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredients solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion Idea Labs® innovation centers around the world and more than 11,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among others, any statements regarding the Company's expectations regarding impacts of COVID-19, savings under the Cost Smart program, and the Company's effective tax rates and capital expenditures for 2020 and any assumptions, expectations or beliefs underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as "may," "will," "should," "anticipate," "assume," "believe," "plan," "project," "estimate," "expect," "intend," "continue," "pro forma," "forecast," "outlook," "propels," "opportunities," "potential," "provisional," or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are "forward-looking statements."

INGREDION REPORTS SECOND QUARTER 2020 RESULTS – Page 8

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by our forward looking statements as a result of the following risks and uncertainties, among others: changing consumption preferences and perceptions, including those relating to high fructose corn syrup; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, including, particularly, economic, currency and political conditions in South America and economic and political conditions in Europe, and the impact these factors may have on our sales volumes, the pricing of our products, our access to credit markets and our ability to collect our receivables from customers; adverse changes in investment returns earned on our pension assets; future financial performance of major industries which we serve and from which we derive a significant portion of our sales, including the food, beverage, animal nutrition, and brewing industries; the uncertainty of acceptance of products developed through genetic modification and biotechnology; our ability to develop or acquire new products and services at rates or of qualities sufficient to meet expectations; changes in U.S. and foreign government policy, laws or regulations and costs of legal compliance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil; the availability of raw materials, including potato starch, tapioca, gum Arabic and the specific varieties of corn upon which some of our products are based, and our ability to pass on potential increases in the cost of corn or other raw materials to customers; raw material and energy costs and availability; our ability to contain costs, achieve budgets and to realize expected synergies, including with respect to our ability to complete planned maintenance and investment projects on time and on budget, and to achieve expected savings under our Cost Smart program as well as with respect to freight and shipping costs; the impact of financial and capital markets on our borrowing costs, including as a result of foreign currency fluctuations, fluctuations in interest and exchange rates and market volatility and the associated risks of hedging against such fluctuations; the potential effects of climate change; our ability to successfully identify and complete acquisitions or strategic alliances on favorable terms as well as our ability to successfully integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to all of the foregoing; operating difficulties at our manufacturing plants or with respect to boiler reliability; risks related to product safety and quality and compliance with environmental, health and safety, and food safety laws and regulations; economic, political and other risks inherent in operating in foreign countries with foreign currencies and shipping products between countries, including with respect to tariffs, quotas and duties; interruptions, security breaches or failures that might affect our information technology systems, processes and sites; our ability to maintain satisfactory labor relations; the impact that weather, natural disasters, war or similar acts of hostility, acts and threats of terrorism, the outbreak or continuation of pandemics such as COVID-19 and other significant events could have on our business; the potential recognition of impairment charges on goodwill or long lived assets; changes in our tax rates or exposure to additional income tax liabilities; and our ability to raise funds at reasonable rates to grow and expand our operations.

INGREDION REPORTS SECOND QUARTER 2020 RESULTS – Page 9

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 and in our subsequent reports on Form 10-Q and Form 8-K.

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Ingredion Incorporated ("Ingredion")

Condensed Consolidated Statements of Income

(Unaudited)

(in millions, except per share amounts)	Three Months Ended June 30,		Change %	Six Months Ended June 30,		Change %
	2020	2019		2020	2019
Net sales	$1,349	$1,550	(13)%	$2,892	$3,086	(6)%
Cost of sales	1,078	1,221		2,298	2,441
Gross profit	271	329	(18)%	594	645	(8)%

Operating expenses	147	154	(5)%	301	304	(1)%
Other income, net	-	(2)		2	(1)
Restructuring/impairment charges	11	9		25	13
Operating income	113	168	(33)%	266	329	(19)%
Financing costs, net	19	16		37	38
Other, non-operating income, net	-	-		(1)	-
Income before income taxes	94	152	(38)%	230	291	(21)%
Provision for income taxes	27	45		85	82
Net income	67	107	(37)%	145	209	(31)%
Less: Net income attributable to non-controlling interests	1	2		4	4
Net income attributable to Ingredion	$66	$105	(37)%	$141	$205	(31)%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	67.2	66.9		67.2	66.9
Diluted	67.6	67.4		67.7	67.4

Earnings per common share of Ingredion:
Basic	$0.98	$1.57	(38)%	$2.10	$3.06	(31)%
Diluted	$0.98	$1.56	(37)%	$2.08	$3.04	(31)%

Ingredion Incorporated ("Ingredion")

Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	June 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,047	$264
Short-term investments	1	4
Accounts receivable – net	861	977
Inventories	859	861
Prepaid expenses	52	54
Total current assets	2,820	2,160

Property, plant and equipment – net	2,231	2,306
Goodwill	791	801
Other intangible assets – net	421	437
Operating lease assets	149	151
Deferred income tax assets	17	13
Other assets	182	172
Total assets	$6,611	$6,040

Liabilities and equity
Current liabilities
Short-term borrowings	$470	$82
Accounts payable and accrued liabilities	812	885
Total current liabilities	1,282	967

Non-current liabilities	209	220
Long-term debt	2,140	1,766
Non-current operating lease liabilities	115	120
Deferred income tax liabilities	172	195
Share-based payments subject to redemption	27	31

Equity
Ingredion stockholders' equity:
Preferred stock – authorized 25,000,000 shares – $0.01 par value, none issued	-	-
Common stock – authorized 200,000,000 shares – $0.01 par value, 77,810,875 shares issued at June 30, 2020 and December 31, 2019	1	1
Additional paid-in capital	1,143	1,137
Less: Treasury stock (common stock; 10,825,142 and 10,993,388 shares at June 30, 2020 and December 31, 2019, respectively) at cost	(1,027)	(1,040)
Accumulated other comprehensive loss	(1,307)	(1,158)
Retained earnings	3,836	3,780
Total Ingredion stockholders' equity	2,646	2,720
Non-controlling interests	20	21
Total equity	2,666	2,741

Total liabilities and equity	$6,611	$6,040

Ingredion Incorporated ("Ingredion")

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
(in millions)	2020	2019
Cash provided by operating activities:
Net income	$145	$209
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106	103
Mechanical stores expense	26	28
Deferred income taxes	(2)	10
Margin accounts	(18)	15
Changes in other trade working capital	12	(136)
Other	25	24
Cash provided by operating activities	294	253

Cash used for investing activities:
Capital expenditures and mechanical stores purchases, net proceeds on disposals	(175)	(156)
Payments for acquisitions, net of cash acquired	-	(42)
Investment in a non-consolidated affiliate	(6)	(10)
Short-term investments	3	3
Cash used for investing activities	(178)	(205)

Cash provided by (used for) financing activities:
Proceeds from borrowings (payments on), net	777	(51)
Debt issuance costs	(9)	-
Repurchases of common stock, net	-	63
Issuances of common stock for share-based compensation, net of settlements	2	-
Dividends paid, including to non-controlling interests	(87)	(87)
Cash provided by (used for) financing activities	683	(75)

Effect of foreign exchange rate changes on cash	(16)	(3)
Increase (decrease) in cash and cash equivalents	783	(30)
Cash and cash equivalents, beginning of period	264	327
Cash and cash equivalents, end of period	$1,047	$297

Ingredion Incorporated ("Ingredion")

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended June 30,			Change	Six Months Ended June 30,		Change	Change
(in millions, expect for percentages)	2020	2019	Change	Excl. FX	2020	2019	%	Excl. FX
Net Sales
North America	$848	$977	(13)%	(13)%	$1,811	$1,928	(6)%	(6)%
South America	182	226	(19)%	(1)%	419	454	(8)%	7%
Asia-Pacific	187	203	(8)%	(5)%	376	406	(7)%	(4)%
EMEA	132	144	(8)%	(2)%	286	298	(4)%	2%
Total Net Sales	$1,349	$1,550	(13)%	(9)%	$2,892	$3,086	(6)%	(3)%

Operating Income
North America	$101	$139	(27)%	(27)%	$226	$264	(14)%	(14)%
South America	13	16	(19)%	6%	39	34	15%	35%
Asia-Pacific	22	23	(4)%	0%	42	43	(2)%	0%
EMEA	21	23	(9)%	0%	48	47	2%	9%
Corporate	(30)	(23)	(30)%	(30)%	(61)	(44)	(39)%	39%
Sub-total	127	178	(29)%	(25)%	294	344	(15)%	(11)%
Restructuring/impairment charges	(11)	(9)			(25)	(13)
Acquisition/integration costs	(3)	(1)			(3)	(2)
Total Operating Income	$113	$168	(33)%	(29)%	$266	$329	(19)%	(15)%

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, restructuring and impairment cost, Mexico discrete tax provision, and certain other special items. We generally use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share ("EPS") to

Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30, 2020		June 30, 2019		June 30, 2020		June 30, 2019
	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	EPS	(in millions)	EPS
Net income attributable to Ingredion	$66	$0.98	$105	$1.56	$141	$2.08	$205	$3.04

Add back:

Acquisition/integration costs, net of income tax benefit of $1 million for the three and six months ended June 30, 2020, and $1 million for the three and six months ended June 30, 2019 (i)	2	0.03	-	-	2	0.03	1	0.01

Restructuring/impairment charges, net of income tax benefit of $3 million and $6 million for the three and six months ended June 30, 2020, respectively, and $2 million and $3 million for the three and six months ended June 30, 2019, respectively (ii)	8	0.12	7	0.10	19	0.28	10	0.15

Discrete tax item - Mexico (iii)	-	-	-	-	22	0.32	(1)	(0.01)

Non-GAAP adjusted net income attributable to Ingredion	$76	$1.12	$112	$1.66	$184	$2.72	$215	$3.19

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) The 2020 period primarily includes costs related to the acquisition and integration of the business acquired from PureCircle Limited. The 2019 period primarily includes costs related to the acquisition and integration of the business acquired from Western Polymer, LLC.

(ii) During the second quarter of 2020, the Company recorded $11 million of pre-tax restructuring/impairment charges, consisting of $6 million of restructuring related expenses primarily in APAC and North America as part of its Cost Smart cost of sales program and $5 million of employee-related and other costs, including professional services, associated with its Cost Smart SG&A program. During the six months ended June 30, 2020, the Company recorded $25 million of pre-tax restructuring/impairment charges, consisting of $15 million of restructuring related expenses primarily in APAC and North America as part of its Cost Smart cost of sales program and $10 million of employee-related and other costs, including professional services, associated with its Cost Smart SG&A program.

During the three and six months ended June 30, 2019, the Company recorded $9 million and $13 million of pre-tax restructuring charges, respectively.  During the second quarter of 2019, the Company recorded $6 million of other costs, including professional services, and employee-related severance in the North America and South America segments as part of its Cost Smart SG&A program and finance transformation initiative and $3 million of other costs, including professional services, related to its Cost Smart cost of sales program.  During the six months ended June 30, 2019, the $13 million of restructuring charges consisted of $9 million of costs associated with its Cost Smart SG&A program and Finance Transformation initiative and $4 million of costs associated with its Cost Smart cost of sales program.

(iii) The discrete tax item represents the impact of the Company’s use of the U.S. dollar as the functional currency for its subsidiaries in Mexico.  Mexico’s effective tax rate is strongly influenced by the remeasurement of the Mexican peso financial statements into U.S. dollars. A $22 million discrete tax provision was recorded for the six months ended June 30, 2020 as a result of the movement of the Mexican peso against the U.S. dollar during the period, compared to a $1 million discrete tax benefit recorded for the six months ended June 30, 2019.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, pre-tax)	2020	2019	2020	2019
Operating income	$113	$168	$266	$329

Add back:

Acquisition/integration costs (i)	3	1	3	2

Restructuring/impairment charges (ii)	11	9	25	13

Non-GAAP adjusted operating income	$127	$178	$294	$344

For notes (i) through (ii) see notes (i) through (ii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Three Months Ended June 30, 2020			Six Months Ended June 30, 2020
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)
As Reported	$94	$27	28.7%	$230	$85	37.0%

Add back:

Acquisition/integration costs (i)	3	1		3	1

Restructuring/impairment charges (ii)	11	3		25	6

Discrete tax item - Mexico (iii)	-	-		-	(22)

Adjusted Non-GAAP	$108	$31	28.7%	$258	$70	27.1%

	Three Months Ended June 30, 2019			Six Months Ended June 30, 2019
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)
As Reported	$152	$45	29.6%	$291	$82	28.2%

Add back:

Acquisition/integration costs (i)	1	1		2	1

Restructuring/impairment charges (ii)	9	2		13	3

Discrete tax item - Mexico (iii)	-	-		-	1

Adjusted Non-GAAP	$162	$48	29.6%	$306	$87	28.4%

For notes (i) through (iii) see notes (i) through (iii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")

Reconciliation of Reported U.S. GAAP Effective Tax Rate ("GAAP ETR")

to Anticipated Adjusted Effective Tax Rate ("Adjusted ETR")

(Unaudited)

	Anticipated Effective Tax Rate Range
	for Full Year 2020
	Low End	High End
GAAP ETR	29.0%	32.7%

Add:

Acquisition/integration costs (i)	0.1%	0.1%

Restructuring/impairment charges (ii)	1.1%	1.1%

Discrete tax item - Mexico (iii)	-3.0%	-5.6%

Other tax matters (iv)	0.5%	0.5%

Impact of adjustment on Effective Tax Rate (v)	-1.7%	-1.8%

Adjusted ETR	26.0%	27.0%

Above is a reconciliation of our anticipated full year 2020 GAAP ETR to our anticipated full year 2020 adjusted ETR, excluding the impact of the July 1, 2020 acquisition of PureCircle Limited. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance.  These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items.  We generally exclude these items from our adjusted ETR guidance. For these reasons, we are more confident in our ability to predict adjusted ETR than we are in our ability to predict GAAP ETR.

(i) Reflects costs related to the acquisition and integration of business acquired from PureCircle Limited.

(ii) Reflects current estimates for 2020 restructuring charges related to the Cost Smart Cost of Sales & SG&A programs. As specific projects within these programs are approved, the estimates will be reviewed and may be subject to revision.

(iii) Estimated impact of the change in the value of the Mexican peso against the U.S. dollar.  Because the Company uses the U.S. dollar as the functional currency for its subsidiaries in Mexico, its effective tax rate is strongly influenced by the remeasurement of the Mexican peso financial statements into U.S. dollars.  The change in the Mexican peso produced substantial taxable translation gains or losses on net-U.S.-dollar-monetary assets held in Mexico for which there are no corresponding gain in pre-tax income.

(iv) This relates to other tax settlements and the reversal of interest and penalties for tax reserves.

(v) Indirect impact of tax rate after items (i) through (iv).